Exhibit 2.1

EXECUTION VERSION

Membership Interest Purchase Agreement

by and among

ShoreTel, Inc.,

Corvisa Services LLC

and

Novation Companies, Inc.

Dated as of December 21, 2015

Exhibits

Exhibit A	-	Definitions
Exhibit B	-	Form of Transition Services Agreement
Exhibit C	-	List of Key Employees
Exhibit D	-	Form of Escrow Agreement
Exhibit E	-	List of Contracts Requiring Consent
Exhibit F	-	Form of FIRPTA Documentation
Exhibit G	-	Form of Assignment and Assumption Agreement

i

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”) is made and entered into as of December 21, 2015 (the “Agreement Date”), by and among ShoreTel, Inc., a Delaware corporation (“Acquirer”), Corvisa Services LLC, a Delaware limited liability company (“Seller”), and Novation Companies, Inc., a Maryland corporation (“Parent”).

Recitals

A.           Seller, an indirect wholly owned subsidiary of Parent, owns all of the issued and outstanding membership interests (the “Company Membership Interests”) of Corvisa LLC, a Wisconsin limited liability company and a wholly owned subsidiary of Seller (the “Company”).

B.            Acquirer desires to purchase from Seller, and Parent and Seller desire that Seller sell to Acquirer, all of the issued and outstanding Company Membership Interests, all upon the terms and subject to the conditions set forth in this Agreement (the “Purchase”).

C.            The Board of Directors or Board of Managers (or comparable governing body or entity), as applicable, of Acquirer and Seller have determined that the Purchase is in the best interests of their respective companies and stockholders or members, as applicable, and, in furtherance thereof, have approved the Purchase, this Agreement and the other transactions contemplated by this Agreement.

D.            Parent and Acquirer desire to make certain representations, warranties, covenants and other agreements in connection with the Purchase as set forth herein.

E.            Concurrently with the Closing, as a material inducement to the willingness of Acquirer to enter into this Agreement, Acquirer and Parent will enter into that certain Transition Services Agreement in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”), to become effective upon the Closing, pursuant to which (i) the Company will provide certain services to Parent (or an affiliate of Parent) and (ii) Parent (or an affiliate of Parent) will provide certain services to the Company.

F.            Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, certain employees of the Company identified on Exhibit C (the “Key Employees”) have executed (i) employee offer letters (including a non-disclosure and inventions assignment agreement and such other agreements in the forms provided by Acquirer and as are part of Acquirer’s standard policy for commencement of employment) with Acquirer (collectively, the “Employment Documents”) and (ii) a non-competition agreement with Acquirer, in a form to be provided by Acquirer (a “Non-Competition Agreement”), in each case to become effective upon the Closing.

Now, Therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
The Purchase

1.1          Closing.  Unless this Agreement is earlier terminated in accordance with Article 7, the closing of the transactions contemplated hereby (the “Closing”) shall take place (a) as promptly as practicable (and in any event within three Business Days) after the satisfaction or waiver of each of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (b) as such other time and date as Acquirer and Parent may agree in writing.  The Closing shall take place remotely via the exchange of signatures and documents.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.2           Purchase and Sale of Company Membership Interests.

(a)           Sale and Transfer of the Company Membership Interests.  At the Closing, upon the terms and subject to the conditions contained herein, Seller agrees to sell, convey, transfer, assign and deliver to Acquirer, and Acquirer agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in and to all of the issued and outstanding Company Membership Interests, free and clear of any and all Encumbrances.

(b)          Payment of Purchase Consideration.  Subject to Section 1.4 and Article 8, the full and complete consideration for the sale and transfer of all of the issued and outstanding Company Membership Interests shall be the Total Consideration.  Upon the terms and subject to the conditions contained herein Acquirer shall pay (or cause to be paid) through such reasonable procedures as Acquirer may adopt, the Closing Consideration (for the avoidance of doubt, not including the cash to be deposited into escrow in connection herewith pursuant to the provisions of Section 1.2(c) and Article 8) to Seller at the Closing.  The Closing Consideration shall be paid by wire transfer of immediately available funds to the bank account designated in writing by Seller to Acquirer.

(c)          Escrow Cash and Adjustment Escrow Cash.  At the Closing, Acquirer shall deposit the Escrow Cash and the Adjustment Escrow Cash with an escrow agent mutually selected by Acquirer and Parent (the “Escrow Agent”).  The Escrow Cash shall constitute partial security for the indemnification obligations of Parent pursuant to Article 8, and shall be held and distributed in accordance with the provisions of Article 8 and the Escrow Agreement.  The Adjustment Escrow Cash shall be held and distributed in accordance with the provisions of Section 1.4 and the Escrow Agreement.

1.3           Closing Deliveries.

(a)           Acquirer Deliveries.  Acquirer shall deliver to Parent, at or prior to the Closing, each of the following:

(i)            a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in clause (a) of Section 6.2 has been satisfied;

(ii)           the Transition Services Agreement executed by Acquirer;

(iii)         an Escrow Agreement, in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”), dated and executed by Acquirer and the Escrow Agent; and

(iv)        an Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit G (the “Assignment and Assumption Agreement”), dated and executed by Acquirer.

(b)           Parent Deliveries.  Parent shall deliver to Acquirer, at or prior to the Closing, each of the following:

(i)            a certificate, dated as of the Closing Date and executed on behalf of Parent by its Chief Executive Officer, to the effect that each of the conditions set forth in clause (a) of Section 6.3 has been satisfied;

(ii)           a certificate, dated as of the Closing Date and executed on behalf of Parent by its Chief Executive Officer, certifying (A) the Company’s Articles of Organization, (B) the Company’s Operating Agreement, (C) resolutions of each of Parent’s Board of Directors and Seller’s Board of Managers approving this Agreement, approving the Purchase and the other transactions contemplated by this Agreement and declaring the advisability thereof, and (D) resolutions of Seller, as the sole member of the Company, approving the Purchase and the other transactions contemplated by this Agreement and declaring the advisability thereof;

(iii)         a certificate from the Secretary of State of the states of Wisconsin, Missouri, Illinois, Kansas, Texas and California, dated within 10 Business Days prior to the Closing Date and certifying that the Company is in good standing and, where available, a certificate from those same jurisdictions, dated within 20 Business Days prior to the Closing Date, that all applicable Taxes and fees of the Company through and including the Closing Date have been paid;

(iv)         the Company Closing Financial Certificate in a form reasonably satisfactory to Acquirer;

(v)           the Transition Services Agreement executed by Parent;

(vi)         the Escrow Agreement, dated and executed by Parent;

(vii)       the Assignment and Assumption Agreement, dated and executed by Seller, Parent and the Company;

(viii)      a Non-Competition Agreement executed by each of the Key Employees;

(ix)          evidence reasonably satisfactory to Acquirer of the resignation of each of the directors and each of the officers of the Company and of each Subsidiary in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company and of each such Subsidiary, effective no later than immediately prior to the Closing;

(x)           evidence reasonably satisfactory to Acquirer of the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Purchase or any other transaction contemplated by this Agreement under the contracts listed or described on Exhibit E hereto; and

(xi)          FIRPTA documentation, including a FIRPTA certification of non-foreign status described in Treasury Regulation Section 1.1445-2(b) that is substantially in the form attached hereto as Exhibit F, dated as of the Closing Date and executed by the Chief Executive Officer of Parent or a subsidiary thereof.

1.4           Working Capital Adjustment.

(a)          No later than 30 days after the Closing Date, Parent shall prepare and deliver to Acquirer a statement which shall set forth Parent’s determination of Company Net Working Capital as of immediately prior to the Closing (the “Working Capital Statement”).  The Working Capital Statement shall contain all information reasonably necessary to determine Company Net Working Capital as of immediately prior to the Closing, including appropriate supporting documentation, and shall be certified by an executive officer of Parent to be true and correct and to have been prepared in accordance with the definition of Company Net Working Capital set forth herein.  Acquirer shall provide Parent with reasonable access (during customary business hours) to the books and records of the Company for the purpose of preparing the Working Capital Statement.

(b)          Acquirer shall give written notice to Parent of any objection to the Working Capital Statement (“Working Capital Objection Notice”) within 30 days after Acquirer’s receipt thereof.  A Working Capital Objection Notice shall specify in reasonable detail the items in the Working Capital Statement to which Acquirer objects and shall provide a summary of reasons for such objections.  In the event Acquirer does not deliver a Working Capital Objection Notice within such 30 day period, Company Net Working Capital as set forth in the Working Capital Statement shall be deemed to be final and binding on the parties hereto.

(c)           The parties hereto shall use good faith efforts to resolve any dispute involving any matter set forth in a Working Capital Objection Notice.  If the parties are unable to resolve any dispute involving any matter set forth in a Working Capital Objection Notice within 20 days after receipt by Parent of a Working Capital Objection Notice, the parties shall refer such dispute to an Accounting Firm to decide the dispute within 30 days of such referral.  The scope of the Accounting Firm’s engagement shall be limited to the resolution of the disputed items described in the Working Capital Objection Notice that the parties hereto are unable to resolve, and the recalculation, if any, of Company Net Working Capital in light of such resolution.  In resolving such disputed items, the Accounting Firm may not assign a value to any disputed item that is greater than the greatest or less than the smallest value of such disputed item claimed by either party.  The decision by the Accounting Firm with respect to such disputed items shall be final and binding on the parties hereto and shall be based upon a review of any relevant books and records or other documents requested by the Accounting Firm.  The cost of retaining the Accounting Firm shall be borne equally by Parent and the Company.  Notwithstanding the foregoing, if the parties have not referred such dispute to an Accounting Firm within 10 days after the end of the 20-day period following receipt by Parent of a Working Capital Objection Notice, either Acquirer or Parent may bring an arbitration in accordance with the terms of Section 9.9 to resolve such dispute.

(d)           If the sum of (i) the Company Net Working Capital as of immediately prior to the Closing, as finally determined pursuant to Section 1.4(b) or Section 1.4(c), as applicable (the “Final Company Net Working Capital”), plus (ii) the Estimated Company Net Working Capital Shortfall is less than the Target Working Capital (such difference, the “Final Company Net Working Capital Shortfall”) by more than $10,000, then, within 10 Business Days following the final determination of the Final Company Net Working Capital, Acquirer and Parent shall issue a joint written instruction to the Escrow Agent to deliver (1) to Acquirer, an amount from the Adjustment Escrow Fund equal to the Final Company Net Working Capital Shortfall and (2) to Parent, the remaining funds in the Adjustment Escrow Fund; provided, that if the Adjustment Escrow Cash is less than the Final Company Net Working Capital Shortfall (such difference the “Adjustment Escrow Insufficiency”), then Acquirer and Parent shall issue a joint written instruction to the Escrow Agent to deliver to Acquirer (x) all of the funds in the Adjustment Escrow Fund and (y) from the Escrow Fund, the amount of the Adjustment Escrow Insufficiency.

(e)           If the Final Company Net Working Capital exceeds Target Working Capital, then, within 10 Business Days following the final determination of the Final Company Net Working Capital, (i) Acquirer shall pay to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, the sum of (1) the difference between the Final Company Net Working Capital and Target Working Capital, provided such amount shall be excluded from this calculation if it is not more than $10,000, plus (2) the Estimated Company Net Working Capital Shortfall, if any, and (ii) Acquirer and Parent shall issue a joint written instruction to the Escrow Agent to distribute all of the Adjustment Escrow Fund to Parent.

(f)           If the Final Company Net Working Capital (i) exceeds the Estimated Company Net Working Capital by more than $10,000, but (ii) does not exceed Target Working Capital, then, within 10 Business Days following the final determination of the Final Company Net Working Capital, (1) Acquirer shall pay to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, the amount by which the Final Company Net Working Capital exceeds the Estimated Company Net Working Capital, and (2) Acquirer and Parent shall issue a joint written instruction to the Escrow Agent to distribute all of the Adjustment Escrow Fund to Parent.

(g)          If all of the Adjustment Escrow Fund is not otherwise required to be distributed pursuant to any of subsections (d), (e) and (f) above, then, within 10 Business Days following the final determination of the Final Company Net Working Capital, Acquirer and Parent shall issue a joint written instruction to the Escrow Agent to distribute all of the Adjustment Escrow Fund to Parent.

1.5           No Further Ownership Rights in Company.  All cash paid or payable at or following the Closing in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such Company Membership Interests.

1.6           Withholding Rights.  Acquirer shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts in cash as Acquirer is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller in respect of which such deduction and withholding was made.

1.7           Tax Consequences.  For federal and, where permitted, state and local income Tax purposes, the parties hereto intend the Purchase to be a taxable sale of the Company’s assets by Seller.  Acquirer makes no representations or warranties to Parent or  Seller regarding the Tax treatment of the Purchase, or any of the Tax consequences of this Agreement, the Purchase or any of the other transactions or agreements contemplated hereby to any Group Company.  Parent and Seller acknowledge that they are relying solely on their own Tax advisors in connection with this Agreement, the Purchase and the other transactions and agreements contemplated hereby.

1.8           Taking of Necessary Action; Further Action.  If, at any time after the Closing, Acquirer reasonably determines (including upon advice of counsel) that any further action is necessary or desirable to carry out the purposes of this Agreement, consummate the Purchase and the other transactions contemplated by this Agreement and to vest Acquirer with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, then the Company, Parent and Seller and their respective officers and managers shall execute and deliver any documents reasonably requested by Acquirer and take all lawful action reasonably necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE 2
Representations and Warranties of Parent

Subject to the disclosures set forth in the disclosure letter of Parent delivered to Acquirer concurrently with the parties’ execution of this Agreement (the “Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the subsection of this Article 2 to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by Parent to Acquirer under this Article 2), Parent represents and warrants to Acquirer, as of the date hereof and as of the Closing Date, as follows:

2.1           Organization, Standing, Power and Subsidiaries.

(a)           Each of the Company and each Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of the Company and each Subsidiary has the corporate or limited liability company power, as applicable to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to result in liability that is material to the Company.  Neither the Company nor any Subsidiary is in violation of any of the provisions of its articles of organization, operating agreement, certificate of incorporation, bylaws or equivalent organizational or governing documents, as applicable to each such organization.

(b)           Schedule 2.1(b) of the Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries.  The Company owns, of record and beneficially, 100% of the issued and outstanding shares of capital stock and other securities of each of the Subsidiaries, free and clear of all Encumbrances, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive right or right of first refusal.  Other than the Subsidiaries listed in Schedule 2.1(b) of the Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person.  None of the Company or any of the Subsidiaries has agreed or is obligated to make any future investment in or capital contribution to any Person.  There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities.

(c)           Schedule 2.1(c) of the Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board of Managers (or similar body) of the Company and each of the Subsidiaries; (ii) the names of the members of each committee of the Board of Directors (or similar body) of the Company and each of the Subsidiaries, to the extent applicable and (iii) the names and titles of the officers of the Company and each of the Subsidiaries.

2.2           Capital Structure.

(a)           Outstanding Company Membership Interests.  Seller owns 100% of the issued and outstanding Company Membership Interests, and there are no Company Membership interests owned by any Person except Seller. No Person has a right to acquire any Company Membership Interests or other securities of the Company, including securities convertible into or exchangeable for any Company Membership Interests and there are no outstanding Contracts to issue any Company Membership Interests or other securities of the Company.  No Group Company, or any Representative of any Group Company, has ever promised or granted to any Person any right to receive Company Membership Interests.  All issued and outstanding Company Membership Interests are duly authorized, validly issued, fully paid and non-assessable, in compliance with the Company’s Operating Agreement, and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Company’s Articles of Organization, the Company’s Operating Agreement or any Contract to which the Company is a party or by which the Company is bound.  All issued and outstanding Company Membership Interests were issued in material compliance with all applicable Legal Requirements and all material requirements set forth in applicable Contracts.

(b)           No Voting Debt.  No bonds, debentures, notes or other indebtedness of the Company or any of the Subsidiaries (i) granting its holder the right to vote on any matters on which holders of Company Membership Interests may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting equity of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(c)           No Other Securities.  There are no options, warrants, calls, rights or Contracts of any character to which any Group Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Membership Interest, options, warrants or other rights to purchase Company Membership Interests or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract.

2.3           Authority; Noncontravention.

(a)           Each of Parent and Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent and Seller of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Parent and Seller.  This Agreement has been duly executed and delivered by Parent and Seller and constitutes the valid and binding obligation of each of Parent and Seller, enforceable against Parent and Seller in accordance with its terms.

(b)          Except as set forth on Schedule 2.3(b) of the Disclosure Letter, the execution and delivery of this Agreement by Parent and Seller does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or any Subsidiary or to the knowledge of Parent, any of the Company Membership Interests or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Articles of Organization or Operating Agreement or other equivalent organizational or governing documents of Parent, the Company or any Subsidiary, in each case as amended to date, (B) any Material Contract or (C) any Legal Requirements applicable to Parent, the Company or any Subsidiary or any of their respective material properties or assets, except in the case of clauses (B) or (C), where such conflict, violation, default, termination, cancellation, acceleration or loss would not reasonably be expected to result in liability that is material to the Company.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Seller, the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the ability of Parent and Seller to consummate the Purchase or to perform their obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

2.4           Financial Statements.

(a)           Parent has made available to Acquirer the unaudited consolidated financial statements of the Company for each of the two fiscal years ended December 31, 2014 and December 31, 2013 and the unaudited consolidated financial statements of the Company for the nine-month period ended September 30, 2015 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Disclosure Letter.  Except as set forth on Schedule 2.4(a) of the Disclosure Letter, the Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) in all material respects, complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP (subject to the absence of footnotes, and, in the case of the Financial Statements for the nine-month period ended September 30, 2015, to normal and recurring year-end adjustments) applied on a consistent basis throughout the periods indicated, except as otherwise noted therein, and, (iv) in all material respects fairly and accurately present the consolidated financial condition of the Company and the Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods therein specified.

(b)           Neither the Company nor any Subsidiary has any Liabilities of any nature other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of September 30, 2015 (the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since September 30, 2015 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of law and (iii) those incurred by the Company in connection with the execution of this Agreement.  Except for Liabilities reflected in the Financial Statements, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company.  All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.

(c)           The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions of the Company and the Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of Company and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.  Neither the Company nor any of the Subsidiaries, nor to Parent’s knowledge, the Company’s independent auditors or any current or former employee, consultant or director of Company or any of the Subsidiaries, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants directors of Company or any of the Subsidiaries, or any claim or allegation regarding any of the foregoing.

(d)           Neither the Company nor any of the Subsidiaries nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of the Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements.  No attorney representing the Company or any of the Subsidiaries, whether or not employed by the Company or any of the Subsidiaries, has reported to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, the Subsidiaries or any of their respective officers, directors, employees or agents.

(e)           Schedule 2.4(e) of the Disclosure Letter accurately lists all Company Debt, including, for each item of Company Debt, the Contract governing the Company Debt and the interest rate, maturity date and any assets or properties securing such Company Debt.  All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

(f)           Schedule 2.4(f) of the Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and the Subsidiaries maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

 2.5         Absence of Certain Changes.  Since the Company Balance Sheet Date, (a) each of the Company and the Subsidiaries has conducted its business only in the ordinary course consistent with past practices, (b) there has not occurred a Material Adverse Effect with respect to the Company and (c) neither Parent nor the Company (nor any Subsidiary) has done, caused or permitted any of the actions described in Section 4.2.

2.6           Litigation.  There is no private or governmental action, suit, proceeding, claim, mediation, arbitration, or to the knowledge of Parent, investigation, pending before any Governmental Entity (a “Legal Proceeding”), or, to the knowledge of Parent, threatened (a) against the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of the Subsidiaries) or (b) against any Group Company or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with such Group Company) to the extent relating to or involving the Business (any such matter described in clause (a) or (b), a “Company Legal Proceeding”).  There is no judgment, decree, injunction or order (a) against the Company or any Subsidiary, any of their respective assets or properties, or, to the knowledge of Parent, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of the Subsidiaries) or (b) against any Group Company to the extent relating to or involving the Business.  Neither the Company nor any Subsidiary has any Legal Proceeding pending against any other Person and no Group Company has any Legal Proceeding pending against any Person relating to or involving the Business. To the knowledge of Parent, there is no threatened claim against any Group Company based upon Parent or Seller entering into this Agreement or based upon the consummation of any of the transactions contemplated by this Agreement.

2.7           Restrictions on Business Activities.  There is no Contract, judgment, injunction, order or decree binding upon the Company or any Subsidiary which has or would reasonably be expected to have, whether before or after consummation of the Purchase, the effect of prohibiting, restricting or impairing any current or presently proposed (by Parent or Seller) business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct or operation of the Business or limiting the freedom of the Company or any Subsidiary to engage in any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any Person.

2.8           Compliance with Laws; Governmental Permits.

(a)           Each Group Company has complied in all material respects with, is not in material violation of, and has not received any written notices of violation with respect to, any Legal Requirement with respect to the conduct of the Business, or the ownership or operation of the Business, and no Specified Individual has received any other notices of violation with respect to any Legal Requirement with respect to the conduct of the Business, or the ownership or operation of the Business in the eight month period prior to the Agreement Date.  No Group Company, nor any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the any Group Company), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b)           Each of the Company and each Subsidiary has obtained each federal, national, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its material assets or properties or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, except where the failure to have a Company Authorization in effect would not reasonably be expected to result in liability that is material to the Company.  No Group Company has received any written notice or other written communication from any Governmental Entity regarding, and no Specified Individual has received any other notice or other communication from any Governmental Entity in the eight month period prior to the Agreement Date regarding, (i) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization that would reasonably be expected to result in liability that is material to the Company.  None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

2.9           Title to, Condition and Sufficiency of Assets.

 (a)          Each of the Company and each Subsidiary has good and valid title to all of their respective properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (iii) liens securing indebtedness that is reflected on the Company Balance Sheet.  Notwithstanding the foregoing, the representations in this Section 2.9(a) do not apply to Company Intellectual Property, which are covered by the representations in Section 2.10.  Schedule 2.9(a) of the Disclosure Letter identifies each parcel of real property leased by the Company or any Subsidiary.  Neither the Company nor any Subsidiary currently owns any real property.

  (b)          The assets owned, licensed and leased by the Company and each of the Subsidiaries (i) constitute all of the assets that are necessary to conduct, operate, and continue the Business and (ii) constitute all of the assets that are used in the Business, without (A) the need for Acquirer to acquire or license any other asset, property or Intellectual Property or (B) the breach or violation of any Contract.

2.10        Intellectual Property.

   (a)         As used in this Agreement, the following terms shall have the meanings indicated below:

(i)            “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all other rights in inventions and discoveries anywhere in the world (including rights in invention disclosures); common law and statutory rights associated with trade secrets, confidential and proprietary information, and know how; industrial designs and any registrations and applications therefor; trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items; Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses; copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; and moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

(ii)           “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or of any Intellectual Property Rights in any form and embodied in any media.

(iii)          “Intellectual Property” means (A) Intellectual Property Rights; and (B) Proprietary Information and Technology.

(iv)         “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned by the Company or any Subsidiary.

(v)           “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed to the Company or any Subsidiary.

(vi)          “Company Intellectual Property Agreements” means any Contract to which the Company or any Subsidiary is a party or is otherwise bound and (A) pursuant to which the Company or any Subsidiary has granted to a third party any rights with respect to any Company Intellectual Property or licensed from a third party any Third Party Intellectual Property, or (B) that otherwise governs any Company Intellectual Property.

(vii)        “Company Registered Intellectual Property” means all United States, international and foreign: (A) issued patents and patent applications (including provisional applications); (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of the Subsidiaries.

(viii)      “Standard Inbound IP Agreements” means (i) non-disclosure agreements entered into by the Company or a Subsidiary in the ordinary course of its business, consistent with past practice (each a “Standard NDA”), granting to the Company a limited right to use a third party’s confidential information, and (ii) “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Company Products that have an individual acquisition cost of $5,000 or less.

(ix)          “Standard Outbound IP Agreements” means (i) Standard NDAs, granting to a third party a limited right to use the Company’s confidential information, and (ii) non-exclusive object code licenses of Company Products granted by the Company or a Subsidiary in the ordinary course of its business consistent with past practice on its standard unmodified form of customer agreement (a copy of which has been made available to Acquirer).

(x)            “Third Party Intellectual Property” means any and all Intellectual Property that is owned by a third party.

(xi)          “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products or services currently under development by the Company or any Subsidiary.

(xii)        “Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(b)          The Company and the Subsidiaries own or have the valid right or license to use and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of, all Intellectual Property used in and necessary to the conduct of the Business.  The Company Intellectual Property is sufficient for the conduct of the Business.

(c)           Neither the Company nor any Subsidiary has transferred ownership of, or agreed to transfer ownership of, any Intellectual Property that is or was Company-Owned Intellectual Property, to any third party.  Neither the Company nor any Subsidiary has permitted the Company’s rights in any Intellectual Property that is or was Company-Owned Intellectual Property to enter the public domain or, with respect to any Intellectual Property Rights for which the Company or the Subsidiaries have submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(d)          The Company and the Subsidiaries own and have good and exclusive title to each item of Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances).  After the Closing, all Company-Owned Intellectual Property will be fully transferable, alienable and licensable by Acquirer without restriction and without payment of any kind to any third party.  The right, license and interest of the Company or a Subsidiary in and to all Third Party Intellectual Property are free and clear of all Encumbrances (other than (i) restrictions contained in the applicable written license agreements with such third parties and Permitted Encumbrances (ii) and restrictions with respect to immaterial Open Source Materials).

(e)           Schedule 2.10(e)(i) of the Disclosure Letter lists all Company Products (including services).  Schedule 2.10(e)(ii) of the Disclosure Letter lists all Third Party Intellectual Property that is incorporated into, integrated into, or bundled with any of the Company Products (including any Third Party Intellectual Property used to provide any Company Products that are services) and identifies (i) the applicable Contract under which such Third Party Intellectual Property is licensed to Company or a Subsidiary and (ii) the Company Product(s) into or with which such Third Party Intellectual Property is incorporated, integrated, or bundled.

(f)            Schedule 2.10(f) of the Disclosure Letter lists (i) all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; (ii) all actions that are required to be taken by the Company or the Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property; and (iii) any proceedings or actions before any court or tribunal anywhere in the world related to any of the Company Registered Intellectual Property (other than ordinary course pre-issuance proceedings and actions before the United States Patent and Trademark Office (“PTO”) and other similar Governmental Entities that are responsible for the issuance and registration of such Company Registered Intellectual Property).

(g)          Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and the Subsidiaries’ ownership interests therein.  Without limiting the foregoing, the Company and the Subsidiaries have complied with the duty of candor and disclosure to the PTO and any relevant foreign patent office with respect to all patent applications filed by or on behalf of the Company or any Subsidiary (the “Patent Applications”) and have made no material misrepresentation in the Patent Applications.

(h)          With respect to the Company Intellectual Property Agreements:

(i)            Neither the Company nor any Subsidiary is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Company Intellectual Property Agreement and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company Intellectual Property Agreement, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing.

(ii)           Following the Closing, the Company (as wholly owned by Acquirer) will be permitted to exercise all of the Company’s and the Subsidiaries’ rights under the Company Intellectual Property Agreements to the same extent the Company and the Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any Subsidiary would otherwise be required to pay.

(iii)         Except as listed on Schedule 2.10(h)(iii) of the Disclosure Letter, none of the Company Intellectual Property Agreements grants to any third party exclusive rights to or under any Company Intellectual Property.

(iv)        Except as listed on Schedule 2.10(h)(iii) of the Disclosure Letter, none of the Company Intellectual Property Agreements grants to any third party the right to sublicense any Company Intellectual Property.

(v)          There are no disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Subsidiary thereunder.

(vi)        Except as listed on Schedule 2.9(h)(vi) of the Disclosure Letter, no Company Intellectual Property Agreement requires the Company or a Subsidiary to include any Third Party Intellectual Property in any Company Product or obtain any third party’s approval of any Company Product at any stage of development, licensing, distribution or sale of such Company Product.

(vii)       The Company or a Subsidiary have obtained valid, written, perpetual, non terminable (other than for cause or insolvency) licenses (sufficient for the conduct of the Business) to all Third Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any Subsidiary with any of the Company Products (including any Third Party Intellectual Property used to provide any Company Products that are services).

(i)             Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) Acquirer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by or licensed to Acquirer or any of its Affiliates, (ii) Acquirer or any of its Affiliates being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or (iii) Acquirer or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(j)             There are no royalties, honoraria, fees or other payments payable by the Company or any Subsidiary to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Intellectual Property by the Company or any Subsidiary.

(k)           To the knowledge of Parent, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party.  Neither the Company nor any Subsidiary has brought any Legal Proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.

(l)             Except as listed on Schedule 2.10(l) of the Disclosure Letter, neither the Company nor any Subsidiary has been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of Parent, threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property Right.  Neither the Company nor any Subsidiary has received any written communication that involves an offer to license or grant any other rights or immunities under any Intellectual Property Right of a third party.

(m)          The Company and the Subsidiaries are not infringing, misappropriating or violating and have not infringed, misappropriated or violated the Intellectual Property Rights of any third party.  In addition, the operation of the Business, including (i) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s or any Subsidiary’s use of any product, device or process used in the Business has not infringed, misappropriated, or violated, does not and will not infringe, misappropriate, or violate the Intellectual Property Rights of any third party, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the Business is infringing, misappropriating, or violating, or has infringed, misappropriated, or violated, any Intellectual Property Right of a third party.

(n)           No Company-Owned Intellectual Property or Company Product is subject to any proceeding, outstanding decree, order, judgment, settlement agreement, stipulation, or “march in” right that restricts  in any manner the use, transfer, or licensing thereof by the Company or any Subsidiary, or which may affect the validity, use or enforceability of any such Company-Owned Intellectual Property.

(o)           Neither the Company nor any Subsidiary has received any opinion of counsel that any Company Product or the operation of the Business does or does not infringe, misappropriate, or violate any Intellectual Property Right of a third party or that any Intellectual Property Right of a third party is invalid or unenforceable.

(p)           Each of the Company and each Subsidiary has secured from all consultants, employees and independent contractors and any other Person who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company or any Subsidiary (each, an “Author”) unencumbered and unrestricted exclusive ownership of all of each such Author’s Intellectual Property Rights in such contribution and has obtained a waiver from each such Author of any non-assignable rights. No Author has retained any rights, licenses, claims or interest with respect to any Intellectual Property developed by an Author or the Company or any Subsidiary.

(q)          To Parent’s knowledge, no current or former employee, consultant or independent contractor of the Company or any Subsidiary:  (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(r)            The Company and the Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company or provided by any third party to the Company (“Confidential Information”).  All current and former employees and contractors of the Company and the Subsidiaries and any third party having access to Confidential Information have executed and delivered to the Company a written, legally binding agreement regarding the protection of such Confidential Information.  The Company has not breached any confidentiality obligations that the Company has with its customers, with respect to Confidential Information received by the Company from its customer.

(s)           Schedule 2.10(s) of the Disclosure Letter lists all software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)) that are used by the Company or any Subsidiary and that are material to the operation of the Business or Company Products (“Open Source Materials”), and identifies for each item of Open Source Materials (i) the source from which the item was obtained, including any applicable URLs; (ii) the applicable open source license; (iii) whether the item is incorporated into or distributed with any Company Products, and if so, the applicable Company Products; (iv) and whether or not the item was modified by the Company or any Subsidiary. The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.

(t)            Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property or Company Products; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i) or (ii), creates, or purports to create obligations for the Company or such Subsidiary with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(u)           All Company Products (including services) sold, licensed, leased or delivered by the Company or any Subsidiary to customers on or prior to the Closing Date conform to applicable contractual commitments, and express and implied warranties (to the extent not subject to legally effective express exclusions thereof).  Neither the Company nor any Subsidiary has any Liability (and, to the knowledge of Parent, there is no legitimate basis for any present or future Legal Proceeding against the Company or any Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

(v)           Neither the Company, any Subsidiary, nor any other Person then acting on their behalf has disclosed, delivered or licensed to any third party, agreed or obligated itself to disclose, deliver or license to any third party, or permitted the disclosure or delivery to any escrow agent or other third party of, any Company Source Code.

(w)          No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any third party of any Company Source Code.  Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in release from escrow or other delivery to a third party of any Company Source Code.

(x)            Neither the Company nor any Subsidiary has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any third party any license or right to any Company-Owned Intellectual Property by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

(y)           The Company and each Subsidiary have complied with all applicable Legal Requirements and their respective internal privacy policies relating to (a) the privacy of users of the Company Products (including services) and all Internet websites owned, maintained or operated by Company or any Subsidiary (the “Company Websites”) and (ii) the use, collection, storage, disclosure and transfer of any personally identifiable information collected by or provided to the Company or any Subsidiary or by third parties having authorized access to the records, databases and Company Websites of the Company or any Subsidiary.  Each of the Company Websites, the Company Products and all other materials distributed or marketed by the Company or any of the Subsidiaries have at all times made all disclosures to users or customers required by applicable Legal Requirements in effect as of the applicable dates and none of such disclosures made or contained in any Company Website, any Company Product or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Legal Requirement.  The Company and the Subsidiaries’ privacy practices conform, and at all times have conformed, in all respects to their respective privacy policies. No claims have been asserted or, to the knowledge of Parent, are threatened against the Company or any of the Subsidiaries by any Person or entity alleging a violation of such Person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company or the Subsidiaries. With respect to all personal and user information described in this Section 2.10(y), the Company and the Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the knowledge of Parent, there has been no unauthorized access to or other misuse of that information. The execution, delivery and performance of this Agreement, will not violate any applicable Legal Requirements relating to privacy and with the Company’s and each Subsidiary’s privacy policies.  Neither the Company nor any Subsidiary has received a written complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

(z)            Neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to Confidential Information, including personally identifiable information in the Company’s or any Subsidiary’s possession, custody or control.

(aa)        Schedule 2.10(aa) of the Disclosure Letter contains a complete list of all third party software development tools used by the Company or any of the Subsidiaries in the Business (the “Third Party Development Tools”).  The Company or any Subsidiary has sufficient right, title and interest in and to the Third Party Development Tools for the conduct of the Business

(bb)       None of the Company Products: (i) contains hidden files, viruses, time bombs, Trojan horses, or other malicious code or files designed to interrupt, destroy, or limit the functionality of any computer software or hardware, (ii) contains back doors, trap doors or other similar code designed to allow access into any computer software or hardware without going through normal built-in security checks and logs, or (iii) contains or are susceptible to any vulnerability described by any industry-recognized security vulnerability or notification service, including without limitation the United States Computer Emergency Response Team and Symantec Bugtraq.

(cc)        Schedule 2.10(cc) of the Disclosure Letter sets forth a complete list of (i) all Company-Owned Intellectual Property, including software, that has been developed, in whole or in part, by any Person outside of the United States (or with the assistance of a Person located outside of the United States), (ii) a description of such Company-Owned Intellectual Property, including how it is used by the Company and/or the Subsidiaries, (iii) the name of the Person located outside of the United States who developed or contributed to the development of such Company-Owned Intellectual Property, and (iv) the jurisdiction outside of the United States where such Person who developed or contributed to the development of such Company-Owned Intellectual Property was located at the time such Person developed or contributed to the development of such Company-Owned Intellectual Property.

2.11        Environmental Matters.  (i) All Hazardous Materials and wastes of the Company or any Subsidiary have been disposed of in accordance in all material respects with all Environmental and Safety Laws, (ii) neither the Company nor any Subsidiary has received any written notice of, and no Specified Individual has received any other notice in the eight month period prior to the Agreement Date of, any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws, (iii) no notices or Legal Proceedings are pending or, to the knowledge of Parent, threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company or any Subsidiary, (iv) neither the Company nor any Subsidiary is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date, (v) to Parent’s knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property and (vi) the Facilities and the Company’s and each Subsidiary’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws.

2.12        Taxes.

(a)           The Company and each Subsidiary have properly completed and timely filed all Tax Returns and other telecommunications filings including Universal Service Administrative Company filings, with all applicable state, city and other municipalities required to be filed by them and have timely paid all Taxes required to be paid by them whether or not shown on any Tax Return.  All Tax Returns were complete and accurate and have been prepared in compliance with all applicable Legal Requirements.  The Company has delivered to Acquirer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of the Subsidiaries.

(b)           The Company Balance Sheet reflects all Liabilities for unpaid Taxes and any audit assessments of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date.  Neither the Company nor any Subsidiary has any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date.  The Company has no Liability for unpaid Taxes for any period (or portions of any period) prior to, or through the Closing Date that are not included in the calculation of Company Net Working Capital.

(c)           There is (i) no claim for Taxes that has resulted in a lien against any of the property of the Company or any Subsidiary other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed.  No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

(d)           No Subsidiary has been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(e)           Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any Subsidiary have any Liability or potential Liability to another party under any such agreement.

(f)            Each of the Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(g)           Neither the Company nor any Subsidiary has consummated or participated in, and none of them are currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  Neither the Company nor any Subsidiary has participated in, nor are any of them currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(h)           Neither the Company nor any Subsidiary or any predecessor of the Company or any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

(i)             Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(j)             No Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law), (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

(k)           No Subsidiary will have any “Subpart F income” within the meaning of Section 952 of the Code or investment in “United States property” within the meaning of Section 956 of the Code for its taxable year that includes the Closing Date.

(l)            The Company is, and since the tax year beginning January 1, 2014, has been treated as a “disregarded entity” for U.S. federal income Tax purposes and for state and local income Tax purposes in any jurisdiction in which the Company files, or has filed, income Tax Returns.

(m)          Neither the Company nor any Subsidiary has received any private letter ruling from the Internal Revenue Service (or any comparable Tax ruling from any other Governmental Entity).

(n)           Neither the Company nor any Subsidiary is subject to Tax in any jurisdiction other than its country of organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.

(o)          The Company for itself and for the Subsidiaries has made available to Acquirer all documentation relating to any applicable Tax holidays or incentives.  The Company and the Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

(p)          Each of the Company and each Subsidiary has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(q)          There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or ERISA Affiliate (as defined below) to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(r)            Schedule 2.12(r) of the Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any of the Subsidiaries is a party.  Each such nonqualified deferred compensation plan to which the Company or the Subsidiaries is a party complies with the requirements of Section 409A(a) of the Code and the Regulations thereunder by its terms and has been operated in accordance with such requirements.

2.13        Employee Benefit Plans and Employee Matters.

(a)           Schedule 2.13(a) of the Disclosure Letter lists, with respect to Parent and any trade or business (whether or not incorporated) which is treated as a single employer with Parent (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in which the Company’s employees or consultants participate or which the Company’s employees or consultants benefit from, (ii) each loan to an employee of the Company, (iii) all stock option, restricted stock unit, equity incentive, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, training, tuition assistance, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements in which the Company’s employees or consultants participate or which the Company’s employees or consultants benefit from, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements in which the Company’s employees or consultants participate or benefit from, (v) all other fringe or employee benefit plans, programs or arrangements that apply to the Company’s senior management and that do not generally apply to all employees of the Company and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or any of the Subsidiaries of greater than $1,000 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or such Subsidiary (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).  Correct and complete copies of all material documentation relating to the Company Employee Plans have been made available to Acquirer prior to the Agreement Date.

(b)          Parent has made available to Acquirer a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, made available to Acquirer true, correct and complete copies of the Form 5500 reports filed for the last three plan years.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  To the extent applicable, Parent has also made available to Acquirer a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.  Parent has also made available to Acquirer all registration statements and prospectuses prepared in connection with each Company Employee Plan, to the extent applicable.  None of Seller, the Company nor any Subsidiary sponsors or maintains any self-funded Company Employee Plan, including any plan that includes stop-loss coverage.

(c)           None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law, and Seller and the Company have complied with the requirements of COBRA.  Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Seller, the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and Parent has no knowledge of any default or violation by any other party to, any of the Company Employee Plans.  None of Seller, the Company nor any Subsidiary or ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans.  All contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company and the Subsidiaries after the Company Balance Sheet Date).  No Company Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code.  The participation of the Company’s employees can be terminated or otherwise discontinued after the Closing without Liability to Acquirer (other than ordinary administrative expenses typically incurred in a termination event).  No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of Parent, is threatened, against or regarding any such Company Employee Plan with respect to the Company’s employees.

(d)          Since the Balance Sheet Date, there has been no change in participation or coverage under, any Company Employee Plan which would result in Liability to Acquirer.  No Company Employee Plan will be subject to any surrender fees or service fees upon termination that will be incurred by Acquirer following the Closing based solely on actions taken prior to the Closing.

(e)          None of Parent, the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f)           None of Parent, the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(g)          No Company Employee Plan is operated for the benefit of any employees of the Company outside of the United States.

(h)          Each of Seller, the Company and the Subsidiaries is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act with respect to any of the Company’s employees or service providers.  Each of the Company and the Subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.  The Company and each Subsidiary has paid in full to all employees, independent contractors and consultants of the Company all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants.  None of Seller, the Company nor any of the Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).  There is no litigation or controversies pending or, to the knowledge of Parent, threatened, with respect to the Company’s employees or any trade union or other organization formed for a similar purpose or any other employee representative(s) of the Company and, to the knowledge of Parent, there are no circumstances which are likely to give rise to an action, suit, proceeding, claim, arbitration or governmental investigation.

(i)            Schedule 2.13(i) of the Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound.  Except as set forth on Schedule 2.13(i) of the Disclosure Letter, neither the Company nor any of the Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer of the Company.  None of Seller, the Company nor any of the Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any of the Subsidiaries with respect to the Company’s employees, and neither the Company nor any of the Subsidiaries has any duty to bargain with any labor organization.  There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any of the Subsidiaries.  Parent has no knowledge of any activities or proceedings of any labor union or to organize the Company’s employees.  There is no labor dispute, strike or work stoppage against the Company or any of the Subsidiaries pending or, to the knowledge of Parent, threatened.

(j)            Except as set forth on Schedule 2.13(j) of the Disclosure Letter, to the knowledge of Parent, no employee of the Company or any of the Subsidiaries is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any of the Company’s employees to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others.  Except as set forth on Schedule 2.13(j) of the Disclosure Letter, no employee of the Company or any of the Subsidiaries has given notice to the Company or such Subsidiary or is under a notice of dismissal, nor does Parent otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company or such Subsidiary.  Except as set forth on Schedule 2.13(j) of the Disclosure Letter, the employment of the employees of the Company or any of the Subsidiaries is “at will” and none of Seller, the Company nor any of the Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of the Company’s employees.  As of the date hereof, none of the Group Companies has (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Company or such Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company or such Subsidiary of any terms or conditions of employment with Acquirer following the Closing Date.

(k)          Schedule 2.13(k) of the Disclosure Letter sets forth a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Company or any person providing services to the Company who is otherwise employed by another Group Company, showing each such person’s name, position, annual base salary, target bonus and target commissions, status as exempt/non-exempt, for the current fiscal year and the most recently completed fiscal year.

(l)           Parent has made available to Acquirer a true, correct and complete list of all of the Company’s and the Subsidiaries’ consultants, advisory board members and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.

(m)        Parent has made available to Acquirer true, correct and complete copies of each of the following with respect to the Company and the Subsidiaries: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company and the Subsidiaries (and a true, correct and complete list of employees, consultants and/or others not subject thereto); a summary of Liability for termination payments to current and former directors, officers and employees of the Company and the Subsidiaries; and a schedule of bonus commitments made to employees of the Company and the Subsidiaries.

(n)          There are no election statements under Section 83(b) of the Code that are in the Company’s possession with respect to any unvested securities or other property issued by the Company or any Subsidiary to any of its employees, non-employee directors, consultants and other service providers.

(o)          There are no performance improvement or disciplinary actions contemplated or pending against any of the Company’s or any Subsidiary’s current employees.

(p)          Parent, Seller, the Company and each Subsidiary are in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law with respect to the Company’s employees.  In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.  Except as set forth on Schedule 2.13(p) of the Disclosure Letter, the Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

(q)          Except as set forth on Schedule 2.13(q) of the Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant of the Company, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant of the Company, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any current or former employee, director, independent contractor or consultant of the Company.

2.14        Interested Party Transactions.  None of the officers and directors of any Group Company, and, to the knowledge of Parent, none of the Specified Individuals, nor any immediate family member of an officer or director of any Group Company or any Specified Individual, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of the Subsidiaries (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded).  None of said officers, directors, Specified Individuals or any member of their immediate families, is a party to, or to the knowledge of Parent, otherwise directly or indirectly interested in, any Contract to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof.  To the knowledge of Parent, none of said officers, directors, Specified Individuals or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to the Business, except for the rights of stockholders and members under applicable Legal Requirements.

2.15        Insurance.  The Group Companies maintain the policies of insurance and bonds applicable to the Company and the Subsidiaries set forth in Schedule 2.15 of the Disclosure Letter, including all workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance legally required for the Business as presently conducted.  Schedule 2.15 of the Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible as well all material claims made under such policies and bonds during the last three fiscal years.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16        Books and Records.  Parent has delivered or made available to Acquirer or its legal counsel the minute books, containing all records of all proceedings, consents, actions and meetings of board of directors and/or any committees thereof or members or stockholders, as applicable, of the Company and the Subsidiaries.  The minute books of the Company and the Subsidiaries made available to Acquirer contain a complete and accurate summary of all meetings of directors and members or stockholders, as applicable, or actions by written consent of the Company and the Subsidiaries that have occurred since inception.  All actions that require approval of the board of directors and/or committees thereof or members or stockholders, as applicable, of the Company and the Subsidiaries have been duly approved, as necessary, by the boards of directors and/or committees thereof and members or stockholders, as applicable, of the Company and the Subsidiaries in accordance with Wisconsin Law and other applicable corporate law.

2.17        Material Contracts.

(a)           Except for this Agreement and the Contracts specifically identified in Schedule 2.17 of the Disclosure Letter (with each of such Contracts specifically identified under subsection(s) of such Schedule 2.17 that correspond to the subsection or subsections of this Section 2.17(a) applicable to such Contract), no Group Company is a party to or bound by any of the following Contracts, in each case unless such Contract does not apply or relate to the Company, any Subsidiary, the Business, or the assets of the Company or any Subsidiary (each a “Material Contract”):

(i)            any distributor, subscriber, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract pursuant to which any Person has a right to market, resell or distribute any Company Products (each a “Reseller Agreement”);

(ii)           any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets, other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) or (x) of the Disclosure Letter;

(iii)         any Contract involving in excess of $25,000 per annum that expires or may be renewed at the option of any Person other than the Company or any Subsidiary so as to expire more than one year after the date of this Agreement other than a Contract which is terminable for any reason by the Company or any Subsidiary within one year after the date of this Agreement and other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) or (x) of the Disclosure Letter and standard “click-through” customer contracts in the ordinary course of business;

(iv)        any mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging, forward, swap or other derivative arrangement, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v)          any Contract providing for capital expenditures following the Closing in excess of $50,000 in the aggregate;

(vi)         any Contract other than Standard NDAs limiting the freedom of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or any of the Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(vii)       any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $5,000 per annum;

(viii)      any Contract of guarantee, indemnification, assumption or any similar commitment with respect to, the Liabilities or indebtedness of any other Person other than Intellectual Property Rights and other indemnities granted by the Company or any Subsidiary under Standard Inbound IP Agreements and Standard Outbound IP Agreements;

(ix)          other than Standard Outbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which any Person is granted any rights to Company Intellectual Property or pursuant to which the Company or any Subsidiary has agreed to any restriction on the right of the Company or any Subsidiary to use or enforce any Company-Owned Intellectual Property Rights or pursuant to which the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;

(x)           other than Standard Inbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which the Company or any Subsidiary acquired or is granted any rights to Third Party Intellectual Property or pursuant to which the Company or any Subsidiary is granted the right to market, resell or distribute any products, technology or services of any Person;

(xi)          any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company or any Subsidiary, other than employee invention assignment agreements and consulting agreements with Authors on the Company’s standard form of agreement, copies of which have been made available to Acquirer’s counsel;

(xii)        any Contracts relating to the membership of, or participation by, the Company or any Subsidiary in, or the affiliation of the Company or any Subsidiary with, any industry standards group or association;

(xiii)       (A) any joint venture Contract, (B) other than Reseller Agreements, any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in excess of $5,000 per annum;

(xiv)      any Company Product warranty, other than standard warranties of Company or any Subsidiary included in the packaging of Company Products and warranties granted under Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) of the Disclosure Letter;

(xv)        any Contract under which the Company or any Subsidiary provides any advice or services, consulting, professional services, software implementation, deployment or development services, or support services to any third party, other than standard technical support services for Company Products;

(xvi)       any Contract with any investment banker, broker, advisor or similar party retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xvii)     any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or material assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(xviii)    any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor (each a “Government Contract”);

(xix)       any confidentiality, secrecy or non-disclosure Contract other than Standard NDAs;

(xx)         any settlement agreement with respect to any Legal Proceeding entered into within the past three years;

(xxi)       any Contract with any labor union or any collective bargaining agreement or similar agreement with its employees; any Contract (A) with any of its officers, directors, employees or any member of their immediate families (B) with any Person with whom the Company or any Subsidiary does not deal at arm’s length;

(xxii)      any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products or Intellectual Property of the Company or any Subsidiary;

(xxiii)     any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company or any Subsidiary, in each case that is not immediately terminable by the Company or such Subsidiary without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Purchase, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(xxiv)     any Contract with any employment agency, recruiter, “headhunter” or similar party with respect to the hiring or retention of any employee, consultant or contractor;

(xxv)      any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Purchase or other transactions contemplated hereunder, either alone or in combination with any other event; or

(xxvi)        any other Contract or obligation not listed in clauses (i) through (xxv) that (A) is otherwise material to the Company or the Subsidiaries or their respective businesses, operations, financial condition, properties or assets, (B) involves the payment to or from the Company or any of the Subsidiaries of an individual amount of $25,000 or more or $100,000 or more in the aggregate and is not cancellable without penalty within 30 days, (C) involves minimum purchase commitments by the Company or any of the Subsidiaries with aggregate remaining payments of $12,000 or more, (D) involves ongoing service or support obligations that are not cancellable without penalty within 30 days or (E) involves the development or delivery of any customer specified product enhancement or upgrades.

(b)           All Material Contracts are in written form.  The applicable Group Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract.  Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.  There exists no default or event of default or event, occurrence, condition or act, with respect to the applicable Group Company or to Parent’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty, termination fee, or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of the Subsidiaries under any Material Contract or (D) the right to cancel, terminate or modify any Material Contract.  No Group Company has received any notice or other communication regarding any actual or possible violation or breach of, default under or intention to cancel or modify any Material Contract.  No Group Company has any Liability for renegotiation of any Government Contracts.  Correct and complete copies of all Material Contracts (including all amendments thereto) have been made available to Acquirer prior to the Agreement Date.

2.18        Transaction Fees.  Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Purchase or any other transaction contemplated by this Agreement.

2.19        Customers and Suppliers.

(a)          Neither the Company nor any Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2014, was one of the 20 largest sources of revenues for the Company and the Subsidiaries, based on amounts paid or payable (each, a “Significant Customer”), and Parent has no knowledge of any material dissatisfaction on the part of any Significant Customer.  Each Significant Customer is listed on Schedule 2.19(a) of the Disclosure Letter.  No Group Company has received any information from any Significant Customer that such customer shall not continue as a customer of the Company or such Subsidiary (or Acquirer) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or Acquirer).  The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.

(b)           Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2014, was one of the 20 largest suppliers of products and/or services to the Company and the Subsidiaries, based on amounts paid or payable (each, a “Significant Supplier”), and Parent has no knowledge of any material dissatisfaction on the part of any Significant Supplier.  Each Significant Supplier is listed on Schedule 2.19(b) of the Disclosure Letter.  No Group Company has received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company or such Subsidiary (or Acquirer) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or Acquirer).  The Company and the Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on their respective businesses, and the Company has no knowledge of any reason why they will not continue to have such access on commercially reasonable terms.

2.20        Accounts Receivable.  The accounts receivable as reflected on the Company Balance Sheet and as will be reflected in the Company Closing Financial Certificate arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet, or in the Company Closing Financial Certificate, as the case may be.  Allowances for doubtful accounts, sales return reserves and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s and the Subsidiaries’ past practices and are sufficient to provide for any losses which may be sustained on realization of the receivables as reflected on the Company Balance Sheet and as will be reflected in the Company Closing Financial Certificate.  The accounts receivable of the Company and the Subsidiaries arising after the Company Balance Sheet Date and before the Closing Date as will be reflected in the Company Closing Financial Certificate arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, less allowances for doubtful accounts, sales return reserves and warranty returns determined in accordance with GAAP consistently applied and the Company’s and the Subsidiaries’ past practices which are or shall be sufficient to provide for any losses which may be sustained on realization of the receivables.  None of the accounts receivable of the Company and the Subsidiaries is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.  No material amount of accounts receivable is contingent upon the performance by the Company or any Subsidiary of any obligation or Contract other than normal warranty repair and replacement.  No Person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable.  Schedule 2.20 of the Disclosure Letter sets forth an aging of the Company’s and the Subsidiaries’ accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts, sales return reserves and warranty returns.  Schedule 2.20 of the Disclosure Letter sets forth such amounts of accounts receivable of the Company and the Subsidiaries which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

2.21        Representations Complete.  None of the representations or warranties made by Parent or Seller herein or in any exhibit or schedule hereto, including the Disclosure Letter, or in any certificate furnished by Parent or Seller pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 3
Representations and Warranties of Acquirer

Acquirer represents and warrants to Parent and Seller as follows:

3.1           Organization and Standing.  Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Acquirer is not in violation of any of the provisions of its Restated Certificate of Incorporation or Bylaws.

3.2           Authority; Noncontravention.

(a)           Acquirer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, as applicable, on the part of Acquirer.  This Agreement has been duly executed and delivered by Acquirer and constitutes the valid and binding obligation of Acquirer enforceable against Acquirer in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)           The execution and delivery of this Agreement by Acquirer do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Restated Certificate of Incorporation or Bylaws of Acquirer, in each case as amended to date, or (ii) any applicable Legal Requirement, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s ability to consummate the Purchase or to perform its obligations under this Agreement.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquirer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquirer’s ability to consummate the Purchase or to perform its obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.3           Financial Ability. Acquirer has, and will have as of the Closing, immediately available funds or access to immediately available funds necessary to pay the Total Consideration pursuant to this Agreement.

ARTICLE 4
Conduct Prior to the Closing Date

4.1           Conduct of Business of the Company and the Subsidiaries.  During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, Parent shall cause the Company to:

(a)           conduct the Company’s business solely in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquirer) and in compliance with all applicable Legal Requirements;

(b)           (A) pay all of the Company’s debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform the Company’s other obligations when due, (C) use commercially reasonable efforts consistent with past practice and policies to collect the Company’s accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (D) sell the Company’s products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition and (E) use its commercially reasonable efforts consistent with past practice and policies to preserve intact the Company’s present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(c)           promptly notify Acquirer of any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in Article 6 not to be satisfied;

(d)          assure that each of the Company’s Contracts (other than with Acquirer) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Purchase, and shall give reasonable advance notice to Acquirer prior to allowing any material Contract to lapse or terminate by its terms; and

(e)           maintain each of the Company’s leased premises in accordance with the terms of the applicable lease.

4.2           Restrictions on Conduct of Business of the Company and the Subsidiaries.  Without limiting the generality or effect of the provisions of Section 4.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, Parent shall cause the Company not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquirer):

(a)           Charter Documents.  Cause or permit any amendments to the Company’s Articles of Organization or Operating Agreement or equivalent organizational or governing documents;

(b)          Dividends and Distributions.  Declare or pay any dividends on or make any other distributions or payments (whether in cash, equity or property) in respect of any Company Membership Interests, or split, combine or reclassify any of the Company’s equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or repurchase or otherwise acquire, directly or indirectly, any of its equity interests;

(c)           Material Contracts.  (i) Other than with respect to customer Contracts entered into in the ordinary course of business and consistent with past practice that do not deviate materially from the Company’s standard form with respect to limitation of liability, warranty, most favored nation clauses or indemnity, enter into any Contract that would constitute a Material Contract, (ii) enter into any Contract requiring a novation or consent in connection with the Purchase or (iii) violate, terminate, amend, or otherwise modify or waive any of the terms of any existing Material Contract that would be covered by clause (i) if newly entered into; provided, however, that this provision shall not require Parent to seek or obtain Acquirer’s consent in order to set or change the prices at which the Company sells products or provides services to current customers in the ordinary course of business;

(d)          Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or Company Membership Interests, securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such Company Membership Interests other convertible securities;

(e)           Employees; Consultants; Independent Contractors.  (i) Hire any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or any Subsidiary, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);

(f)            Loans and Investments.  (A) Make any loans or advances (other than routine expense advances to employees of the Company or any Subsidiary consistent with past practice) to, or any investments in or capital contributions to, any Person (other than ordinary course funding to its existing Subsidiaries in order to fund operations in amounts consistent with past practice), or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money or (B) incur any indebtedness for borrowed money or guarantee any such indebtedness;

(g)          Intellectual Property.  Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company Intellectual Property (other than under Standard Inbound IP Agreements or Standard Outbound IP Agreements), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company or the Subsidiaries involved in the development of the Company Products on a need to know basis, consistent with past practices);

(h)          Exclusive Rights and Most Favored Party Provisions.  Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Acquirer’s business activities;

(i)            Dispositions; Acquisitions.  (A) Sell, lease, license or otherwise dispose of any of its properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing, or (B) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and the Subsidiaries’ business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(j)            Leases.  Enter into any operating lease or similar transaction;

(k)          Payment of Obligations.  Pay, discharge or satisfy any claim or Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice;

(l)            Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements in excess of $25,000 individually or $100,000 in the aggregate;

(m)         Insurance.  Materially change the amount of any insurance coverage;

(n)          Termination or Waiver.  Cancel, release or waive any material claims or rights held by it;

(o)          Employee Benefit Plans; Pay Increases.  Adopt or amend any Company Employee Plan with respect to the Company’s employees, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder except to the extent necessary to meet the requirements of such Section, pay any special bonus or special remuneration to any employee or non-employee director or consultant of the Company or increase the salaries, wage rates or fees of the Company’s employees or consultants (other than pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquirer and are set forth on Schedule 4.2(o) of the Disclosure Letter);

(p)          Severance Arrangements.  Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any employee (current or former) or service provider of the Company (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquirer and are set forth on Schedule 4.2(p) of the Disclosure Letter);

(q)          Lawsuits; Settlements.  (i) Commence a lawsuit other than for the routine collection of bills or for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

(r)            Accounting; Taxes.  (A) Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquirer, or (B) make or change any election in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, adopt or change any accounting method in respect of Taxes, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind (provided, that if the Company or a Subsidiary is required by law to file a federal, state or foreign income Tax Return or other material Tax Return, the Company or such Subsidiary shall be permitted to do so following reasonable consultation with Acquirer);

(s)           Real Property; Encumbrances.  Enter into any agreement for the purchase, sale or lease of any real property, or place or allow the creation of any Encumbrance (other than Permitted Encumbrances) on any of its properties;

(t)            Warranties, Discounts.  Materially change the manner in which it provides warranties, discounts or credits to customers, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(u)          Interested Party Transactions.  Enter into any Contract in which any officer, director or agent of the Company or Seller or any Specified Individual (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.14 of the Disclosure Letter; and

(v)          Other.  Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (u) in this Section 4.2(b), or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in the first sentence of Section 6.3(a) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 6.3(a) would not be satisfied).

ARTICLE 5
Additional Agreements

5.1           No Solicitation.

(a)           From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Article 7, no Group Company will, nor will any of them authorize or permit any of their respective officers, directors, affiliates, members, stockholders (other than stockholders of Parent) or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, knowingly entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal or (v) enter into any other transaction or series of transactions not in the ordinary course of the Company’s business, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Closing.  Each Group Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal.  If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.1 not to authorize or permit such Company Representative to take, then Parent shall be deemed for all purposes of this Agreement to have breached this Section 5.1.

“Acquisition Proposal” shall mean any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company or any of the Subsidiaries, or from Seller, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of Company or any of the Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of the Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of the Subsidiaries, (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company and the Subsidiaries in any single transaction or series of related transactions or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of the Subsidiaries, or any extraordinary dividend, whether of cash or other property.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

(b)          Parent shall immediately (but in any event, within 24 hours) notify Acquirer orally and in writing after receipt by a Group Company (or, to the knowledge of Parent, by any of Representatives of a Group Company), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for nonpublic information relating to the Company or any Subsidiary or for access to any of the properties, books or records of the Company or any Subsidiary by any Person or Persons other than Acquirer other than, with respect to clause (iv) only, in the ordinary course of business and not related to an Acquisition Proposal.  Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.  Parent shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.

5.2           Confidentiality; Public Disclosure.

(a)           The parties hereto acknowledge that Acquirer and the Company have previously executed a mutual confidentiality agreement dated July 17, 2015 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms.  Parent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though Parent were a party thereto.

(b)          Each party shall not, and shall ensure that its respective officers, directors, affiliates, members or employees or any investment banker, attorney or other advisor or representative retained by any of them shall not, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby without consulting with the other party as to the content thereof, unless required by law.  Notwithstanding anything herein or in the Confidentiality Agreement, Acquirer and Parent shall mutually agree on the content of the press releases to be issued by Acquirer and Parent, respectively, announcing the Purchase.  Each of the parties hereto acknowledges that Parent and Acquirer are permitted to make filings with the Securities and Exchange Commission (including a Current Report on Form 8-K) disclosing the terms of this Agreement and the transactions contemplated hereby, following consultation with the other party as to the content thereof.

5.3           Reasonable Efforts.  Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Purchase and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 6, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary  or reasonably desirable for effecting completely the consummation of the Purchase and the other transactions contemplated hereby.

5.4           Third Party Consents; Notices.

(a)           Parent shall use reasonable efforts to obtain prior to the Closing, and deliver to Acquirer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b) of the Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b) of the Disclosure Letter if entered into prior to the Agreement Date).  Parent shall assign to the Company, prior to the Closing, and deliver evidence of such assignment to Acquirer at or prior to the Closing, all of the Contracts listed or described on Exhibit F-2 hereto and to amend prior to the Closing, and deliver evidence of such amendment to Acquirer at or prior to the Closing, all of the Contracts listed or described on Exhibit F-3 hereto.

(b)          Parent and/or the Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Subsidiary, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

5.5           Litigation.  Parent will (a) notify Acquirer in writing promptly after learning of any Company Legal Proceeding or any Legal Proceeding initiated by the Company or any of the Subsidiaries (a “New Litigation Claim”), (b) notify Acquirer of ongoing material developments in any New Litigation Claim and (c) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.

5.6           Access to Information.  During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, Parent shall cause the Company to afford Acquirer and its accountants, counsel and other representatives, reasonable access during business hours to (a) all of the Company’s and each of the Subsidiaries’ properties, books, Contracts and records and (b) all other information concerning the business, properties and personnel of the Company or any of the Subsidiaries as Acquirer may reasonably request.  No information or knowledge obtained by Acquirer during the pendency of the transactions contemplated by this Agreement in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

5.7           Expenses.  Whether or not the Purchase is consummated, except as set forth on Schedule 5.7, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

5.8           Employees and Contractors.

(a)            With respect to any Offered Employee, Parent shall, and shall cause the Company to, assist Acquirer with its efforts to enter into Employment Documents with such employee as soon as practicable after the date hereof and in any event prior to the Closing Date.  Notwithstanding any of the foregoing, Acquirer shall not have any obligation to make an offer of employment to any employee of the Company (other than the Employment Documents previously extended to and executed by the Key Employees on the Agreement Date).  With respect to matters described in this Section 5.8(a), none of the Group Companies shall send any notices or other communication materials to any of their respective employees that is reasonably expected to adversely affect Acquirer’s attempt to hire or retain the Company’s employees without Acquirer’s prior written consent.  However, the foregoing shall not preclude Parent and/or any Group Company from providing notice of termination to Designated Employees (as defined below).  Parent shall cause the Company and the Subsidiaries to terminate the employment of each of those Company and Subsidiary employees who (i) have not received an offer of continued employment with the Company or Acquirer prior to the Agreement Date or are listed on Schedule 5.8 hereto, effective no later than three Business Days after the Agreement Date, (ii) have notified Acquirer that they will not accept an offer of continued employment with the Company or Acquirer on or after the Agreement Date and prior to the Closing Date, effective no later than three Business Days following Parent’s receipt of written notification from Acquirer of such employee’s decision not to accept such offer or (iii) have otherwise not accepted an offer of continued employment with the Company or Acquirer as of one Business Day prior to the Closing Date, effective no later than one Business Day prior to the Closing Date (each employee in (i), (ii) or (iii), a “Designated Employee”).

(b)           Parent shall use commercially reasonable efforts to retain each Person specified on Schedule 5.8(b) (the “Specified Contractors”) and to cause such Specified Contractors to enter into a contractor agreement with Acquirer (or its designee) prior to the Closing.  Unless otherwise agreed to in writing by Acquirer, Parent and/or the Company shall cause the relationships of each consultant or independent contractor with the Company and each Subsidiary who are not Specified Contractors to be terminated at or prior to the Closing.

(c)           Parent will be solely responsible for any and all Liabilities arising from or relating to any Designated Employee and any consultant or independent contractor of the Company who is not a Specified Contractor (or who is a Specified Contractor, but who declines to enter into a contractor agreement with Acquirer (or its designee) prior to the Closing) (collectively, the “Designated Service Providers”), including but not limited to Liabilities relating to wrongful discharge, employment discrimination, severance, the termination of such Designated Service Provider’s employment or other services with the Company, the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements, whether or not in connection with the transactions contemplated by this Agreement, and all withholding and reporting tax Liabilities in connection therewith.

(d)           Parent will be solely responsible for any and all Liabilities arising from or relating to (i) any Offered Employee who accepts an offer of continued employment with Acquirer or the Company, (ii) any Specified Contractor that enters into a contractor agreement with Acquirer (or its designee) prior to the Closing and (iii) any Scheduled Employee (as defined below) to whom Acquirer does not make an offer of employment, within 10 Business Days following the Agreement Date, at substantially the same base salary as such Scheduled Employee’s current base salary, in each case if, and only to the extent that, the causes of action related to such Liabilities arose prior to the Closing Date, including but not limited to Liabilities relating to wrongful discharge, employment discrimination, severance, the termination of such individual’s employment or other services with the Company, the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements, whether or not in connection with the transactions contemplated by this Agreement, and all withholding and reporting tax Liabilities in connection therewith (the Liabilities described in subsections (c) and (d) of this Section 5.8, the “Excluded Employment Liabilities”).  For the avoidance of doubt, any Liabilities relating to wrongful discharge, severance, the termination of an Offered Employee’s employment or other services with the Company, the WARN Act or COBRA shall not be Excluded Employment Liabilities if, and to the extent that, they arise as a result of a termination of such Offered Employee’s employment with the Company following the Closing Date.

(e)            Acquirer agrees to offer employment, within 10 Business Days following the Agreement Date, to each of the employees listed on Schedule 5.8(e) (collectively, the “Scheduled Employees”) at substantially the same base salary as such Scheduled Employee’s current base salary.  With respect to any Scheduled Employee who does not so receive an offer of employment from Acquirer, within 10 Business Days following the Agreement Date, Acquirer will be solely responsible for any and all Liabilities arising from or relating to the termination of such Scheduled Employee, including but not limited to Liabilities relating to wrongful discharge, severance, failure to provide notice under the WARN Act or corollary state law or COBRA, and all withholding and reporting tax Liabilities in connection therewith.

5.9           Termination of Financing Statements.  Parent shall, or cause the Company to, take all actions necessary such that (i) UCC-2 or UCC-3 termination statements, as applicable, have been filed with respect to each of the UCC-1 financing statements filed in order to perfect security interests in assets of the Company that have not yet expired and (ii) all Encumbrances (other than Permitted Encumbrances) on assets of the Company shall be released prior to or simultaneously with the Closing.

5.10        Insurance.  Prior to the Closing, the Company may obtain up to a six year prepaid “tail policy” for its directors and officers with coverage amounts as the Company may determine in its sole discretion prior to the Closing; provided, that the fees and expenses associated with such “tail policy”, for the term of such “tail policy”, shall be included as a liability in the calculation of the Company Net Working Capital and shall be reflected in the Company Closing Financial Certificate.  Acquirer shall cause the Company to cause to be maintained in effect such “tail policy” during such six year period.

5.11        Director and Officer Indemnification.  For a period of six years following the Closing, Acquirer shall, or shall cause the Company to, fulfill the obligations of the Company to indemnify each Person who is or was a director or officer of the Company as of the Agreement Date against any losses such Person may incur based upon matters existing or occurring prior to the Closing pursuant to any applicable indemnification agreement as in effect on the Agreement Date.

5.12        Tax Matters.

(a)           Acquirer, Parent, Seller and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding for a period of six years.

(b)           As soon as practicable after the Closing, Acquirer shall deliver to Parent a statement (the “Allocation Statement”), which shall allocate the Total Consideration among the assets of the Company and the Subsidiaries in accordance with the allocation requirements of Section 1060 of the Code.  If within 15 Business Days after the delivery of the Allocation Statement Parent notifies Acquirer that Parent objects to the allocation set forth in the Allocation Statement, Acquirer and Parent shall use commercially reasonable efforts to resolve such dispute within 20 days.  In the event that Acquirer and Parent are unable to resolve such dispute within such 20-day period, Acquirer and Parent shall jointly retain a nationally recognized accounting firm to resolve the disputed items.  Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution.  The costs, fees and expenses of the accounting firm shall be borne equally by Acquirer and Parent.  For all Tax purposes, Acquirer and Parent agree to report the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement, and will not take any position inconsistent therewith in any Tax Return, in any audit or refund claim, in any litigation or otherwise, unless required to do so by a Tax Authority.  Acquirer and Parent shall each be responsible for the preparation of their own Section 1060 statements and forms in accordance with applicable Tax laws, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other parties hereto.

(c)           All transfer, documentary, sales, use, stamp, registration, value added and other similar taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar tax) (“Transfer Taxes”) shall be paid by Parent when due.  Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such taxes and fees, and, if required by applicable Legal Requirements, Acquirer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

5.13        Closing Financial Certificate.  Parent shall prepare and deliver to Acquirer, not later than three Business Days prior to the Closing Date, a draft of the Company Closing Financial Certificate (which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquirer to verify and determine the amounts set forth therein).  The draft of the Company Closing Financial Certificate shall set forth the Company’s good faith estimate, as of three Business Days prior to the Closing Date, of items (i) through (iv) set forth in the definition of “Company Closing Financial Certificate” on Exhibit A hereto.

ARTICLE 6
Closing Conditions

6.1           Conditions to Obligations of Each Party at or prior to the Closing.  The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)          No Order; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall be in effect which (i) prevents the consummation of the Purchase, (ii) prohibits Acquirer’s ownership or operation of any portion of the Business or (iii) compels Acquirer or the Company to dispose of or hold separate all or any material portion of the business or assets of Acquirer, the Company or any of their respective Subsidiaries or Affiliates as a result of the Purchase.  No any action shall have been taken by any Governmental Entity seeking any of the foregoing restraints or limitations referred to in clauses (i) through (iii) above, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Purchase, which would result in any of the foregoing restraints or limitations referred to in clauses (i) through (iii) above.

(b)          Governmental Approvals.  Acquirer and Parent shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Purchase and the other transactions contemplated hereby.

6.2           Additional Conditions to Obligations of Parent.  The obligations of Parent to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Parent and may be waived by Parent in writing in its sole discretion without notice or Liability to any Person):

(a)           Representations, Warranties and Covenants.  The representations and warranties of Acquirer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).  Acquirer shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b)          Receipt of Closing Deliveries.  Parent shall have received each of the agreements, instruments and other documents set forth in Section 1.3(a).

6.3           Additional Conditions to the Obligations of Acquirer.  The obligations of Acquirer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquirer and may be waived by Acquirer in writing in its sole discretion without notice or Liability to any Person):

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of Parent herein (including the representations and warranties contained in Section 2.2 (Capital Structure) but otherwise excluding the Fundamental Representations) shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects with respect to such specified date) and (ii) the Fundamental Representations (excluding the representations and warranties contained in Section 2.2 (Capital Structure)) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).  Parent shall, and shall cause the Company to, have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by Parent or the Company at or prior to the Closing.

(b)          Receipt of Closing Deliveries.  Acquirer shall have received each of the agreements, instruments and other documents set forth in Section 1.3(b).

(c)           No Legal Proceedings.  No Governmental Entity shall have commenced or threatened to commence any Legal Proceeding (i) challenging or seeking the recovery of a material amount of damages in connection with the Purchase or seeking to prohibit or limit the exercise by Acquirer of any material right pertaining to ownership of equity interests of the Company or (ii) that could, if adversely determined or settled against the Company or any of the Subsidiaries, reasonably be expected to result in a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.

(d)          No Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Company and the Subsidiaries, taken as a whole.

(e)           Employment Documents; Non-Competition Agreements.  (i) Each of the Key Employees shall have executed and delivered each of the Employment Documents required to be signed by such Key Employees, and such Employment Documents shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind such Employment Documents and (ii) 80% of the Offered Employees shall have executed and delivered each of the Employment Documents required to be signed by such Offered Employees, and Employment Documents of such percentage of the Offered Employees shall continue to be in full force and effect.

(f)           Certain Payments.  The Company shall have made all 2015 annual bonus and commission, to the extent known or billed, payments payable to employees, consultants and contractors of the Company.

(g)          Audited Financial Statements.  Acquirer shall have received from Parent the audited financial statements of the Company for the fiscal year ending December 31, 2014 and the nine months ended September 30, 2015.

ARTICLE 7
Termination, Amendment and Waiver

7.1           Termination.  At any time prior to the Closing, this Agreement may be terminated:

(a)           by mutual written consent duly authorized by Parent and Acquirer;

(b)          by either Acquirer or Parent, if the Closing shall not have occurred on or before  the date that is 45 days after the Agreement Date or such other date that Acquirer and Parent may agree upon in writing (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)           by either Acquirer or Parent, if (i) there shall be any applicable Legal Requirements that makes consummation of the Purchase illegal or otherwise prohibited or (ii) any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Purchase shall have become final and nonappealable;

(d)          by Acquirer, if (i) Parent have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten Business Days after receipt by Parent of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied or (ii) there shall have been a Material Adverse Effect with respect to the Company; or

(e)           by Parent, if Acquirer shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten Business Days after receipt by Acquirer of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.

Any termination of this Agreement under clauses (b) through (e) of this Section 7.1 will be effective by the delivery of a written notice of the terminating party to the other party hereto.

7.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer, the Company, Parent or their respective officers, directors or affiliates; provided, however, that (a) the provisions of Section 5.2 (Confidentiality; Public Disclosure), this Section 7.2 (Effect of Termination), Article 9 (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party’s representations, warranties or covenants contained herein.

7.3           Amendment.  The parties hereto may amend this Agreement at any time prior to the Closing Date pursuant to an instrument in writing signed on behalf of each of the parties hereto.

7.4           Extension; Waiver.  At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  At any time after the Closing, Parent and Acquirer may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein.  No delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 8
Escrow Fund and Indemnification

8.1           Escrow Fund.

(a)           At the Closing, the Escrow Cash shall be deposited with the Escrow Agent, such deposit, together with any interest that may be earned thereof, to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and in the Escrow Agreement.  Following the Closing, the Escrow Fund shall be available to compensate Acquirer (on behalf of itself or any other Indemnified Person (as such term is defined in Section 8.2 below)) for Indemnifiable Damages (as such term is defined in Section 8.2 below) pursuant to the indemnification obligations of Parent.  No portion of the Escrow Fund, nor any beneficial interest therein, may be pledged, subjected to any Encumbrance, sold, assigned or transferred, by Parent, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of Parent, in each case prior to the disbursement of the Escrow Fund to Parent in accordance with Section 8.1(b) below.

(b)          Within five Business Days following the date that is 12 months after the Closing Date (the “Escrow Release Date”), the parties will issue a joint written instruction to the Escrow Agent to disburse to Parent the Escrow Fund less (i) that portion of the Escrow Fund previously paid to Acquirer in satisfaction of claims for indemnification in accordance with Article 8 of this Agreement and (ii) the total amount of all unsatisfied or disputed claims for indemnification specified in any Claim Certificate (as defined in Section 8.5 below) delivered to Parent prior to the Escrow Release Date.  Any portion of the Escrow Fund held following the Escrow Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquirer upon the resolution of such claims shall be disbursed to Parent within 10 Business Days following resolution of such claims, in accordance with a joint written instruction to be provided by the parties or a Final Order (as defined below).

8.2           Indemnification.

(a)           Subject to the limitations set forth in this Article 8, Parent shall indemnify and hold harmless Acquirer and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, Liabilities, damages, fees, interest, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, directly or indirectly, whether or not due to a third-party claim (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with:

(i)                  any failure of any representation or warranty made by Parent or Seller in this Agreement or the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter), to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date);

(ii)                 any failure of any certification, representation or warranty made by Parent in any certificate (other than the Company Closing Financial Certificate) delivered to Acquirer pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Acquirer;

(iii)               any breach of or default in connection with any of the covenants, agreements or obligations made by Parent or Seller in this Agreement, including but not limited to in Section 1.4 and any of the Exhibits hereto;

(iv)               any inaccuracies in the Company Closing Financial Certificate with respect to the calculation of Transaction Expenses or Company Debt;

(v)                any claim asserted or held by any current, former or alleged holder of Company Membership Interests alleging any ownership of, interest in or right to acquire any securities of the Company or otherwise disputing the treatment of Company Membership Interests in connection with the Purchase;

(vi)               any claim or right asserted or held by any person who is or at any time was an officer, director, employee or agent of the Company involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the charter documents or under any indemnification agreement or similar Contract, under any Legal Requirement or otherwise) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Closing;

(vii)              any Excluded Employment Liabilities;

(viii)            any Pre-Closing Taxes that have not specifically reduced the Total Consideration (including through the calculation of Company Net Working Capital) and any Transfer Taxes not paid by Parent; and

(ix)                the matters described on Schedule 8.2(a)(ix).

(b)          Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.

8.3           Threshold; Other Limitations.

(a)           Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim against the Escrow Fund in respect of any claim for indemnification that is made pursuant to clauses (i) or (ii) of Section 8.2(a) (other than claims arising out of, resulting from, or in connection with (x) any failure of any Fundamental Representation or (y) fraud by a Group Company), unless and until a Claim Certificate (as defined below) describing Indemnifiable Damages in an aggregate amount greater than $42,500 (the “Threshold”) has been delivered, in which case the Indemnified Person may make claims for indemnification for all Indemnifiable Damages (including the amount of the Threshold), subject to applicable limitations contained herein.

(b)          If the Purchase is consummated, recovery from the Escrow Fund shall constitute the sole and exclusive remedy for the indemnification obligations under this Agreement for the matters listed in clauses (i) and (ii) of Section 8.2(a), except in the case of (A) fraud by a Group Company, (B) claims arising out of, resulting from, or in connection with any failure of any Fundamental Representation and (C) the matters listed in clauses (iii)-(ix) of Section 8.2(a) (the matters described in clauses (A), (B) and (C), collectively, the “Fundamental Matters”).  In the case of the Fundamental Matters, after Indemnified Persons have exhausted or made claims upon the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Persons), and for all other claims, Parent shall be liable for any such Indemnifiable Damages resulting therefrom. Notwithstanding anything to the contrary contained herein, (i) the total Liability of Parent for indemnification arising out of, resulting from, or in connection with any failure of the representations and warranties of Parent in Section 2.10 (Intellectual Property) shall be limited to 75% of the Total Consideration, (ii) the total Liability of Parent for indemnification pursuant to this Article 8 for all other Fundamental Matters shall be limited to the Total Consideration and (iii) any limitation of Liability in this Section 8.3(b) shall not apply in the case of fraud by a Group Company.

(c)           Notwithstanding anything to the contrary contained herein, the amounts that an Indemnified Person recovers from the Escrow Fund pursuant to Fundamental Matters shall not reduce the amount that an Indemnified Person may recover with respect to claims that are not Fundamental Matters.  By way of illustration and not limitation, assuming there are no other claims for indemnification, compensation or reimbursement, in the event that Indemnifiable Damages resulting from a Fundamental Matter are first satisfied from the Escrow Fund and such recovery fully depletes the Escrow Fund, the maximum amount recoverable by an Indemnified Person pursuant to a subsequent claim that is not a Fundamental Matter shall continue to be the full Escrow Amount irrespective of the fact that the Escrow Fund was used to satisfy such Fundamental Matter, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made.

(d)          Notwithstanding anything to the contrary contained herein, (i) Parent shall not have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Acquirer, the Company or any other Indemnified Person with respect to any Indemnifiable Damages claimed by any Indemnified Person or any right of subrogation against the Company with respect to any indemnification, compensation or reimbursement of an Indemnified Person by reason of any of the matters set forth in Section 8.2(a), (ii) the rights and remedies of the Indemnified Persons after the Closing shall not be limited by (x) any investigation by or on behalf of, or disclosure to (other than in the Disclosure Letter with respect to clause (i) of Section 8.2(a), subject to any limitations expressly set forth therein), any Indemnified Person at or prior to the Closing regarding any failure, breach or other event or circumstance or (y) any waiver of any condition to the Closing related thereto and (iii) if an Indemnified Person’s claim under this Article 8 may be properly characterized in multiple ways in accordance with this Article 8 such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article 8; provided that nothing herein shall limit the liability of Parent for any fraud by a Group Company.

(e)           In no event shall Parent be liable pursuant to Section 8.2 for any punitive or special damages, except and to the extent that such damages are payable by an Indemnified Person to a third party.

(f)            All Indemnifiable Damages pursuant to Section 8.2(a)(vi) shall be calculated net of the amount of any actual recoveries actually received by an Indemnified Person prior to the Escrow Release Date under any existing directors and officers insurance policies (calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Person) incurred or paid to procure such recoveries) in respect of any Indemnifiable Damages suffered, paid, sustained or incurred by any Indemnified Person.

8.4           Period for Claims Against Escrow Fund.  Except with respect to Fundamental Matters, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) against the Escrow Fund for Indemnifiable Damages shall commence at the Closing and terminate at 11:59 p.m. California time on the Escrow Release Date.  The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with Fundamental Matters shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations with respect to such matter; provided that the Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with any breach of the representations and warranties of the Company set forth in Section 2.12 (Taxes) shall commence at the Closing and terminate at 11:59 p.m. California time on the date that is six years after the Closing Date, provided, further, that the Claims Period for any claim arising out of, resulting from or in connection with fraud by a Group Company shall commence at the Closing and survive indefinitely.

8.5           Claims.

(a)           With respect to claims for Indemnifiable Damages against the Escrow Fund, on or before the last day of the applicable Claims Period, Acquirer may deliver to Parent a certificate signed by any officer of Acquirer (an “Claim Certificate”):

(i)            stating that an Indemnified Person has incurred, paid, reserved or accrued, or that it reasonably believes it will incur, pay, reserve or accrue, Indemnifiable Damages;

(ii)          stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably believed by Acquirer to be incurred, paid, reserved, accrued or demanded by a third party); and

(iii)         specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Claim Certificate within the Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) Parent is materially prejudiced thereby.  At the time of delivery of any Claim Certificate to Parent, if such delivery is on or before the Escrow Release Date, a duplicate copy of such Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Acquirer (on behalf of itself or any other Indemnified Person).

8.6           Resolution of Objections to Claims.

(a)           If Parent does not contest, by written notice to Acquirer, any claim or claims by Acquirer made in any Claim Certificate within 20 Business Days after any such Claim Certificate is received by Parent, then Parent will be conclusively deemed to have consented to the recovery by the Indemnified Person of the full amount of Indemnifiable Damages specified in the Claim Certificate, including the forfeiture of such amount from the Escrow Fund having a value sufficient to satisfy such Indemnifiable Damages and, without further notice, to have stipulated to the entry of a final judgment for Indemnifiable Damages against Parent for such amount in any court having jurisdiction over the matter where venue is proper.

(b)          If Parent objects in writing to any claim or claims by Acquirer made in any Claim Certificate within such 20 Business Day period, Acquirer and Parent shall attempt in good faith for 30 Business Days after Acquirer’s receipt of such written objection to resolve such objection.  If Acquirer and Parent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute such amount from the Escrow Fund in accordance with the terms of such memorandum.

(c)           If no such agreement can be reached during the 30 Business Day period for good faith negotiation, but in any event upon the expiration of such 30 Business Day period, Acquirer and Parent will select a mutually-acceptable mediator to mediate the dispute.  Neither party may unreasonably withhold consent to the selection of a mediator.  Upon the completion of such mediation proceeding, if no agreement has been reached, either Acquirer or Parent may bring an arbitration in accordance with the terms of Section 9.9 to resolve the matter.  The Final Award of the arbitrator as to the validity and amount of any claim in a Claim Certificate shall be non-appealable, binding and conclusive upon the parties hereto, and the parties shall be entitled act in accordance with such decision.  The Escrow Agent shall disburse the Escrow Funds as directed by any applicable Final Award or order from a court or other tribunal of competent jurisdiction (such order or Final Award, a “Final Order”).

(d)          Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

8.7           Third-Party Claims.  In the event Acquirer becomes aware of a third-party claim which Acquirer in good faith believes may result in a claim for indemnification under this Article 8 by or on behalf of an Indemnified Person, Acquirer shall have the right to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Acquirer in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquirer may seek indemnification pursuant to a claim made hereunder).  Parent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim.  However, except with the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless Parent shall have objected within 15 days after a written request for such consent by Acquirer, no settlement or resolution by Acquirer of any claim that gives rise to a claim against the Escrow Fund by or on behalf of an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter.  In the event that Parent has consented to any such settlement or resolution, Parent shall not have any power or authority to object under Section 8.5 or any other provision of this Article 8 to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund or otherwise for indemnity with respect to such settlement or resolution.

ARTICLE 9
General Provisions

9.1           Survival of Representations and Warranties and Covenants.  If the Purchase is consummated, the representations and warranties of Parent contained in this Agreement, the Disclosure Letter (including any exhibit or schedule to the Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m. California time on the Escrow Release Date, or in the case of the Fundamental Representations, until the expiration of the applicable statute of limitations with respect to such Fundamental Representations; provided, that no right to indemnification pursuant to Article 8 in respect of any claim for Indemnifiable Damages that is set forth in a Claim Certificate delivered to Parent prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article 8 or otherwise to seek recovery of Indemnifiable Damages arising out of fraud by a Group Company.  The representations and warranties of Acquirer contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect at 11:59 p.m. California time on the Escrow Release Date.  All covenants of the parties that by their terms contemplate performance after the Closing Date shall survive the Closing for the period contemplated by their terms or, if no such period is specified, until 11:59 p.m. California time on the Escrow Release Date.  All other covenants of the parties shall expire at the Closing.

9.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial overnight delivery service, or sent via facsimile (with written confirmation of receipt and a copy delivered the next Business Day personally or by commercial overnight delivery service) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)            if to Acquirer, to:

ShoreTel, Inc.
960 Stewart Drive
Sunnyvale, CA 94085
Attention:  Legal Department
Facsimile No.:  (408) 331-3333
Telephone No.:  (408) 331-3300

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:            Jeffrey R. Vetter
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500

(ii)           if to Seller or Parent, to:

Novation Companies, Inc.
2114 Central Street, Suite 600
Kansas City, MO 64108
Attention:  Chief Executive Officer
Facsimile No.:  (913) 748-8913
Telephone No.:  (816) 237-7000

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention:  Adam W. Finerman, Esq.
Facsimile No.:  (212) 451-2222
Telephone No.:  (212) 451-2300

9.3           Interpretation.  When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement and (d) the phrase “made available to” and phrases of similar import means, with respect to any information, document or other material of Acquirer or the Company, that such information, document or material was made available for review by the Company or Acquirer, respectively, and its Representatives in the virtual data room established by Acquirer or the Company, respectively, in connection with this Agreement at least 48 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to the Company or Acquirer, respectively, or its Representatives at least 48 hours prior to the execution of this Agreement.  The symbol “$” refers to United States Dollars.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”  References to a Person are also to its permitted successors and assigns.  All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”  Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

9.4           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

9.5           Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the other Transaction Documents (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article 8 is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed to be a waiver of any other breach or default of the same or any other provision in this Agreement.

9.6           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.  Any assignment in violation of this Section 9.6 will be void.

9.7           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto.  The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8           Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.9           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.  Subject to Section 8.6(c) regarding mediation, the parties agree that any dispute with respect to any matter covered under this Agreement will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”), governed by the United States Arbitration Act, 9 U.S.C., Section 1 et seq. and that any such arbitration will be conducted in Santa Clara County, California.  Either Acquirer or Parent may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement.  The arbitration will be conducted in accordance with the provisions of J.A.M.S.'s Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of this Section 9.9.  The arbitration of any such dispute shall be conducted by a single arbitrator mutually agreed on by Acquirer and Parent and selected from J.A.M.S.’s panel of neutrals.   The parties will cooperate with J.A.M.S. and with each other in promptly selecting the arbitrator from J.A.M.S.'s panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement.  The parties covenant that they will participate in the arbitration in good faith, and that the parties to the arbitration will bear the expense of deposits and advances required by the arbitrator in equal proportions.  The provisions of this Section 9.9 may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.  If for any reason J.A.M.S. or its successor no longer is in business, then the arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association.  Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and will promptly deliver such documents to the Escrow Agent, Parent and Acquirer, together with a copy of the Final Award signed by the arbitrator.

9.10        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEROF.

9.11        Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, Acquirer, Parent and Seller have caused this Agreement to be executed and delivered, all as of the date first written above.

ShoreTel, Inc.

By:	/s/	Don Joos
Name:		Don Joos
Title:		President and CEO

Novation Companies, Inc.

By:	/s/	Rodney E. Schwatken
Name:		Rodney E. Schwatken
Title:		Chief Executive Officer

Corvisa Services LLC

By:	/s/	Rodney E. Schwatken
Name:		Rodney E. Schwatken
Title:		Treasurer